UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2014

M/A-COM Technology Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Chelmsford Street Lowell, Massachusetts	01851
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 656-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 17, 2014, M/A-COM Technology Solutions Inc. (“MACOM”), a Delaware corporation and a wholly-owned subsidiary of M/A-COM Technology Solutions Holdings, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BinOptics Corporation (“BinOptics”), a Delaware corporation, Borealis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MACOM (“Merger Sub”), and Ithaca Stockholders’ Agent, LLC, as stockholders’ agent, pursuant to which Merger Sub will merge with and into BinOptics, with BinOptics surviving the merger as a wholly-owned subsidiary of MACOM (the “BinOptics Acquisition”).

The aggregate consideration payable in exchange for all of the outstanding equity interests (including outstanding warrants) of BinOptics is approximately $230 million, subject to adjustment based on customary post-closing purchase price adjustment provisions and indemnification obligations of BinOptics equityholders after the closing of the BinOptics Acquisition. The Merger Agreement contains customary representations and warranties, covenants and indemnification provisions for a transaction of this nature, including covenants regarding the operation of the business of BinOptics prior to the closing of the BinOptics Acquisition. The Merger Agreement also contains certain termination rights for each of MACOM and BinOptics subject to the conditions set forth in the Merger Agreement.

The closing of the BinOptics Acquisition is subject to customary closing conditions, including the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company expects to fund the purchase price of the BinOptics Acquisition from a combination of cash on hand and incurrence of additional indebtedness from its existing $100 million revolving credit facility.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, MACOM or BinOptics, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the BinOptics Acquisition. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto, and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by other confidential materials delivered in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, MACOM and BinOptics.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated November 17, 2014, by and among M/A-COM Technology Solutions Inc., BinOptics Corporation, Borealis Merger Sub, Inc. and Ithaca Stockholders’ Agent, LLC, as stockholders’ agent.*

*	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Company hereby undertakes to supplementally furnish copies of any omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: November 19, 2014	By:	/s/ Robert J. McMullan
Robert J. McMullan
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated November 17, 2014, by and among M/A-COM Technology Solutions Inc., BinOptics Corporation, Borealis Merger Sub, Inc. and Ithaca Stockholders’ Agent, LLC, as stockholders’ agent.*

*	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Company hereby undertakes to supplementally furnish copies of any omitted schedules to the SEC upon request.